Exhibit 4.34

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of the date of the Annual Report on Form 10-K of which this exhibit is a part, The Williams Companies, Inc. (“Williams”) has one class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, $1.00 par value per share.

Description of Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as supplemented and as amended (our “charter”), and our By-Laws (our “bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our charter, our bylaws and the applicable provisions of Delaware General Corporation Law (the “DGCL”) for additional information.

General

Our charter authorizes the issuance of up to 960,000,000 shares of our common stock. The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock. Our common stock is listed on the New York Stock Exchange under the ticker symbol “WMB.”

Dividends

The holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Except as otherwise provided by law, our charter or our bylaws, at each meeting of the stockholders, all corporate actions to be taken by vote of the stockholders shall be authorized by a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy. Director nominees in uncontested elections must receive a majority of the votes cast to be elected, and director nominees in contested elections must receive a plurality of the votes cast to be elected. A vote of 75% of the outstanding shares of our common stock is required to amend certain provisions of our charter and for stockholders to amend our bylaws.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up of the affairs of Williams, the holders of our common stock will be entitled to share equally in any assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Anti-Takeover Provisions

We currently have the following provisions in our charter or bylaws that could be considered to be “anti-takeover” provisions:

• an article in our charter requiring the affirmative vote of three-fourths of the outstanding shares of common stock for certain merger and asset sale transactions with holders of more than five percent of the voting power of Williams;

•     a bylaw that only permits our chairman of the board, chief executive officer or a majority of the board to call a special meeting of the stockholders; and

•     a bylaw requiring stockholders to provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meetings.

We are a Delaware corporation and are subject to Section 203 of the DGCL. In general, Section 203 prevents an interested stockholder, which is defined generally as a person owning 15% or more of our outstanding voting stock, from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

•     before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•    upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of Williams or by certain employee stock plans); or

•    on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2⁄3% of our outstanding voting stock (excluding shares held by the interested stockholder).

A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

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